UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2012

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                       Results of Operations and Financial Condition.

On October 11, 2012, AGL Resources Inc. (the “Company”) issued a press release announcing that it expects its third quarter 2012 earnings results to be negatively impacted by changes in natural gas prices. The Company anticipates third-quarter 2012 earnings results to be negatively impacted by pre-tax hedge losses of $16 million, approximately $0.08 per diluted share, in its wholesale services segment.  These losses are temporary and will be recovered in future periods.  Based on current expectations, they will largely be recovered in the fourth quarter of 2012 and the first quarter of 2013.

As a result, the Company expects full-year 2012 earnings to be in the range of $2.60 to $2.75 per diluted share, assuming normal weather for the remainder of the year, compared to its previously announced guidance of $2.80 to $2.95 per diluted share. This revised range reflects the significant impact of unprecedented warm weather in the first half of 2012, which impacted earnings in our distribution and retail segments by $0.13 per share, as well as the anticipated timing of realizing the economic value in the wholesale business through recovery of the hedge losses. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in the preceding paragraphs, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed”  for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor incorporated by reference in any filing under the Securities Act of 1933, as amended, unless the Company expressly so incorporates such information by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)         Exhibit

Exhibit No.	Description

99.1	Press release dated October 11, 2012 regarding 2012 third quarter and full-year earnings results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: October 11, 2012	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 11, 2012 regarding 2012 third quarter and full-year earnings results.